Exhibit 10.45
2009 — 2010 Performance Based Incentive Program
Alexza believes the two primary drivers of near-term value are the AZ-004 NDA Submission and the AZ-004 NDA approval. External guidance for each the date of each milestone is Q1 2010 and Q1 2011, respectively.
The Alexza Board has directed management to develop a two-year incentive program (the “Plan”) that takes into consideration these two key milestones, along with considerations of (a) current market conditions, (b) the internal goal of overall cash conservation, (c) the recent consolidation of operations at Alexza, and (d) the past compensation elements of salary increases, bonus programs and stock option programs.
“Target Value Amount (TVA)”
We have built the Plan that has as its key element, a two-year potential pay-out number (TVA), based upon several factors for each participate / employee. These factors are current salary, past bonus target(s), past merit raises, and an “incentive multiplier”. All of these factors are stratified by level within the company. The resulting TVA over the two year period, is outlined in the following table:

					TVA -
	Target	Merit	2-Year		Total %
	Bonus %	Raise %	% of Salary	Multiplier	of Salary
CEO	60%	5%	130%	30%	169%
Officers	45%	5%	100%	20%	120%
Directors	25%	5%	60%	15%	69%
Managers	17.5%	5%	45%	10%	50%
Employees	10%	5%	30%	10%	33%
Payout Metrics
The Plan has two on-or-off trigger points, which are the two milestones outlined above. With the accomplishment of the first milestone, the Plan would pay 1/3 of the TVA for each employee. With the accomplishment of the second milestone, the Plan would pay 2/3 of the TVA for each employee. At each payout point, the specific employee TVA would be simply multiplied by the most recent (or upcoming) performance rating for each employee (ranging form 70 — 125%), as recorded in Alexza’s existing performance evaluation and review system, to calculate the actual payout target amount.

The allocation of the TVA is comprised of cash, RSUs and stock options. The specific allocation for each employee group is outlined in the table below:

		Payout
		Allocation
	Cash %	RSU %	Options %
Officers	30%	40%	30%
Non-Officers	30%	70%	0%
At each milestone, an employee would have to be in good standing with the company and have a personal performance rating of at least 70%, to participate in the Plan. The first 70% of any TVA payout will be paid with RSU’s and stock options. Any TVA payout above 70% will be paid with cash. For example, an employee with a 92% end of year rating would received 70% of the TVA in stock/stock options at 22% of the TVA in cash.
Payout Logistics
The RSU and stock option portion of the plan would be based on shares granted now, but vesting upon the first milestone. The RSUs would vest 100% at the milestone accomplishment date (or the first TVA payout date), and the stock options would vest 50% at the first TVA payout date and 50% on the first anniversary of the first TVA payout date. Using the approximate current stock price of $2.50/share and a Black Sholes stock option value of $1.66/share, the following table outlines the projected “average” cash, RSU and stock option grant associated with the first TVA payout date.
NDA Submission Milestone (at 100% Personal Goals)

	Avg	Avg	Avg
	Cash	RSUs	Options
CEO (1)	$76,895	41,011	46,287
Officers (9)	$32,084	17,112	19,313
Directors (23)	$11,994	11,194	0
Managers (26)	$5,976	5,578	0
Employees (45)	$2,449	2,286	0

One the first TVA payout date (the accomplishment of the NDA submission), the number of RSUs and stock options for the second milestone will be calculated, based on the then current market price of the Alexza common stock, and granted with vesting similar to the first milestone vesting. That is, the second tranche of RSUs would vest 100% at the second milestone accomplishment date (or the second TVA payout date), and the stock options would vest 50% at the second TVA payout date and 50% on the first anniversary of the second TVA payout date. Using an approximate stock price of $4.50/share and a Black Sholes stock option value of $2.99/share, the following table outlines the projected “average” cash, RSU and stock option grant associated with a second TVA payout date.
NDA Approval Milestone (at 100% Personal Goals)

		Avg
	Avg Cash	RSUs	Avg Options
CEO (1)	$153,790	45,567	51,430
Officers (9)	$64,169	19,013	21,459
Directors (23)	$23,987	12,438	0
Managers (26)	$11,952	6,197	0
Employees (45)	$4,899	2,540	0
As Company officers (CEO, SVP and VP levels) are restricted from trading Alexza stock outside of a filed 10b5-1 plan, the Company will pay, on a grossed-up basis, any Federal and State tax resulting from the granting and/or vesting of any RSUs to officers.